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                            NEWS RELEASE
                   -----------------------------

Contact: Keith B. Cox
         Vice President & Treasurer
         NASB Financial, Inc.
         12498 South 71 Highway
         Grandview, MO  64030
         Phone (816) 765-2200


FOR IMMEDIATE RELEASE:

     Grandview, Missouri (June 5, 2000) - NASB Financial, Inc. (NASDAQ:
NASB) announced today a tender offer for up to 387,500 shares of its common stock, representing 4.3% of its currently outstanding shares. Under the terms of the offer, the Company will invite stockholders to tender their shares at a price of $12.50 per share. The tender offer is expected to commence on Monday, June 5, 2000, or as soon as possible thereafter, and will expire at 5:00 p.m. Central Time, July 5, 2000, unless extended by the Company.

     If the offer is over-subscribed, shares will be purchased first from stockholders owning fewer than 100 shares and tendering all or such shares and then from all other shares tendered on a pro rata basis. The Company reserves the right to purchase more than 387,500 shares. The tender offer will not be conditioned on any minimum number of shares being tendered.

     The Board of Directors of NASB Financial, Inc. is not making any recommendation to stockholders as to whether they should tender any shares pursuant to the offer.

     Tendering stockholders will not be required to pay brokerage commissions, solicitation fees, or stock transfer taxes (subject to special provisions in the Letter of Transmittal) on their shares sold to the Company in connection with the Offer. The Offer to Purchase and Letter of Transmittal will be mailed to existing stockholders, or to their brokers or nominees, on or about June 5, 2000.

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     STOCKHOLDERS WILL RECEIVE THE OFFER TO PURCHASE AND RELATED
MATERIALS, WHICH CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS TO THE OFFER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, and assumptions concerning the company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.

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